EXHIBIT 99.1
Gladstone Land Announces
First Quarter 2020 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, May 6, 2020: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the first quarter ended March 31, 2020. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, is located at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock unless noted otherwise.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investor Relations section of the Company’s website at www.GladstoneFarms.com.
First Quarter 2020 Activity:

•	Portfolio Activity:

◦
Property Acquisition: Acquired two new farms, consisting of 1,325 total acres, for $7.5 million. These farms were acquired at an initial, minimum net capitalization rate of 5.5%. However, the lease on these farms contains certain provisions (e.g., annual rent escalations) that are expected to drive cash rents higher in future years.

◦	Leasing Activity:

▪
New Leases: Executed nine new lease agreements on certain of our farms in three different states (AZ, CA, & NE) that are expected to result in an aggregate increase in annual net operating income of approximately $401,000, or 11.2%, over that of the prior leases.

▪
Lease Termination: Terminated two leases encompassing four farms in Arizona, for which we received a termination payment of approximately $3.0 million, resulting in additional lease revenue recorded during the quarter (after netting out certain balances related to the terminated lease) of approximately $2.8 million. The four farms were immediately re-leased to a new, unrelated third-party tenant.

•	Financing Activity:

◦	New Long-term Borrowing: Secured $8.1 million of new, long-term borrowings at an interest rate of 2.66%, which rate is fixed for the next 4.0 years.

◦	Facility Amendment: Modified our credit facility with Metropolitan Life Insurance Company (“MetLife”) to provide us with an additional $75.0 million of borrowing capacity.

◦
Interest Patronage: Recorded approximately $1.3 million of interest patronage, or refunded interest, related to our borrowings from various Farm Credit associations (collectively, “Farm Credit”), which resulted in a 20.4% reduction (approximately 98 basis points) to the stated interest rates on such borrowings.

•	Equity Activity:

◦
Series B Preferred Stock: Issued and sold 1,229,531 shares of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) for net proceeds of approximately $27.7 million, completing the 6,000,000-share offering of our Series B Preferred Stock.

◦	Common Stock: Issued and sold 409,800 shares of our common stock for net proceeds of approximately $5.4 million under our “at-the-market” program.

•
Increased and Paid Distributions: Increased the monthly distribution run rate on our common stock by 0.11% and paid total cash distributions of $0.13395 per share of common stock for January, February, and March 2020.

First Quarter 2020 Results:
Net income for the quarter was approximately $3.1 million, compared to approximately $958,000 in the prior quarter. Net income to common stockholders and non-controlling OP Unitholders during the quarter was approximately $976,000, or $0.05 per share, compared to a net loss to common stockholders and non-controlling OP Unitholders of approximately $627,000, or $0.03 per share, in the prior quarter.
AFFO for the quarter was approximately $5.4 million, an increase of approximately $1.9 million, or 53.4%, from the prior quarter, while AFFO per common share increased to approximately $0.25 for the current quarter, compared to $0.17 for the prior quarter. Common stock dividends declared were approximately $0.13 per share for each quarter. The increase in AFFO was primarily driven by higher lease revenues recorded in the current quarter and interest patronage received related to our Farm Credit borrowings, partially offset by an increase in operating expenses.
Total lease revenues increased by approximately $1.8 million, or 13.3%, primarily driven by an early lease termination payment received from an outgoing tenant and additional rents earned from recent acquisitions, partially offset by a decrease in the amount of participation rents recorded (approximately $1.5 million for the prior quarter versus approximately $30,000 for the current quarter). Our core operating expenses increased primarily due to higher related-party fees during the current quarter, which was driven by an increase in the incentive fee earned by our investment adviser (due to our pre-incentive fee FFO surpassing the required hurdle rate by a larger amount than in the prior quarter) and a higher base management fee (due to additional real estate assets acquired during the prior quarter). In addition, we recorded approximately $1.3 million of other income due to interest patronage received related to our borrowings with Farm Credit, and dividends declared on the Series B Preferred Stock increased due to additional issuances during and since the prior quarter.
Cash flows from operations for the current quarter decreased, primarily due to the timing of when certain rental payments are scheduled to be paid pursuant to their respective leases (particularly participation rents) and additional fees paid to related parties, partially offset by the receipt of an early lease termination payment. Our NAV per share increased by $0.05 from the prior quarter to $11.46 at March 31, 2020, primarily driven by valuation increases in certain of our farms that were re-appraised during the current quarter, partially offset by the net dilutive effect of equity issuances during the quarter and ongoing capital improvements made on certain of our farms (which will not be reflected in the fair values of the properties until the respective projects are completed).
Subsequent to March 31, 2020:

•
Portfolio Activity—Leasing Activity: Executed two new lease agreements on certain of our farms in California that are expected to result in an aggregate increase in annual net operating income of approximately $247,000, or 20.4%, over that of the prior leases.

•
Equity Activity—Series C Preferred Stock: Commenced sales of our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”). Issued and sold 15,600 shares of the Series C Preferred Stock for net proceeds of approximately $355,000.

•
Increased Distributions:  Increased our distribution run rate by 0.11%, declaring monthly cash distributions of $0.0447 per share of common stock (including OP Units held by non-controlling OP Unitholders) for each of April, May, and June March 2020.  This marks our 18th distribution increase over the past 21 quarters, during which time we have increased the distribution run rate by 49.0%.

Comments from David Gladstone, President and CEO of Gladstone Land:  “As happened last year, the Company has had a slow start to purchasing new farms, but the team has a nice list of new farms they are seeking to acquire in the near future. The team also continues to have success with lease renewals, and we believe the increased net rental rates on these renewals indicate the strong demand for, and continued appreciation in value of, the Company’s farms. Most tenants on the Company's farms sell their products to grocery stores, with very little of their sales going to restaurants and other segments of the food service industry. When the government shut down restaurants, people began purchasing more food from grocery stores. People aren't eating less, but more of their purchases are shifting from restaurants to grocery stores. In addition, the difficulties between the U.S. and China seem to have very little impact on sales of fresh fruits and vegetables; however, some nuts that are sold to China in the future may be subject to tariffs. Right now, based on pricing and sales volumes, the tenants on the Company's farms seem to be in a good position. With the exception of one farmer who owes about $56,000, all of our tenants are current in their rental payments to us, and we do not currently foresee any reason for that to change in the future.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	3/31/2020	12/31/2019	($ / #)	(%)
Operating Data:
Total operating revenues	$15,280	$13,489	$1,791	13.3%
Total operating expenses, net of credits	(8,083)	(6,965)	(1,118)	16.1%
Other expenses, net	(4,096)	(5,566)	1,470	(26.4)%
Net income	$3,101	$958	$2,143	223.7%
Less: Dividends declared on Series B Preferred Stock	(2,125)	(1,585)	(540)	34.1%
Net income (loss) available to common stockholders and non-controlling OP Unitholders	976	(627)	1,603	(255.7)%
Plus: Real estate and intangible depreciation and amortization	4,257	3,838	419	10.9%
Plus: Losses on dispositions of real estate assets, net	99	174	(75)	(43.1)%
Adjustments for unconsolidated entities(1)	4	1	3	300.0%
FFO available to common stockholders and non-controlling OP Unitholders	5,336	3,386	1,950	57.6%
Plus: Acquisition- and disposition-related expenses	10	109	(99)	(90.8)%
Less: Other receipts, net(2)	(79)	—	(79)	N/A
CFFO available to common stockholders and non-controlling OP Unitholders	5,267	3,495	1,772	50.7%
Net adjustment for normalized cash rents(3)	(4)	(117)	113	(96.6)%
Plus: Amortization of debt issuance costs	179	169	10	5.9%
AFFO available to common stockholders and non-controlling OP Unitholders	$5,442	$3,547	$1,895	53.4%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	21,262,080	20,931,296	330,784	1.6%
Weighted-average common non-controlling OP Units outstanding	288,303	288,303	—	—%
Weighted-average total common shares outstanding	21,550,383	21,219,599	330,784	1.6%

Diluted net income (loss) per weighted-average total common share	$0.045	$(0.030)	$0.075	(253.6)%
Diluted FFO per weighted-average total common share	$0.248	$0.160	$0.088	55.1%
Diluted CFFO per weighted-average total common share	$0.244	$0.165	$0.079	48.4%
Diluted AFFO per weighted-average total common share	$0.253	$0.167	$0.086	51.0%
Cash distributions declared per total common share	$0.134	$0.134	$0.000	0.1%

Balance Sheet Data:
Net investments in real estate, at cost(4)	$801,510	$794,769	$6,741	0.8%
Total assets	$841,120	$816,787	$24,333	3.0%
Total indebtedness(5)	$509,412	$513,800	$(4,388)	(0.9)%
Total equity	$308,055	$278,970	$29,085	10.4%
Total common shares outstanding	21,634,761	21,224,961	409,800	1.9%

Other Data:
Cash flows from operations	$3,496	$7,467	$(3,971)	(53.2)%
Farms owned	113	111	2	1.8%
Acres owned	87,860	86,535	1,325	1.5%
Occupancy rate(6)	100.0%	100.0%	—%	—%
Farmland portfolio value	$891,555	$877,485	$14,070	1.6%
NAV per common share	$11.46	$11.41	$0.05	0.4%

(1)	Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.

(2)
Consists primarily of (i) net property and casualty recoveries recorded and the cost of related repairs expensed as a result of the damage caused to certain irrigation improvements by natural disasters on certain of our properties and (ii) our pro-rata share of income recorded from investments in unconsolidated entities.

(3)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(4)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(5)	Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series A Term Preferred Stock.

(6)	Based on gross acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Thursday, May 7, 2020, at 8:30 a.m. (EDT) to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through May 14, 2020.  To hear the replay, please dial (855) 859-2056, and use playback conference number 4938795.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneFarms.com. The event will be archived and available for replay on the Company’s website through July 7, 2020.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers.  The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 113 farms, comprised of approximately 88,000 acres in 10 different states, valued at approximately $892 million. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, figs, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 10 to 20-plus years and harvested annually.  The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  The Company pays monthly distributions to its stockholders and has paid 87 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 18 times over the prior 21 quarters, and the current per-share distribution on its common stock is 0.0447 per month, or 0.5364 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:

•	Eastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com;

•	Midwest U.S. – Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com; or

•	Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$308,055
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(801,510)
Plus: estimated fair value of real estate holdings(2)	891,555
Net fair value adjustment for real estate holdings		90,045
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	509,312
Less: fair value of aggregate long-term indebtedness(3)(4)	(509,978)
Net fair value adjustment for long-term indebtedness		(666)
Estimated NAV		397,434
Less: fair value of Series B Preferred Stock(5)		(149,441)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$247,993
Total common shares and OP Units outstanding(6)		21,634,761
Estimated NAV per common share and OP Unit		$11.46

(1)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(2)	As determined by the Company's valuation policy and approved by its board of directors.

(3)	Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series A Term Preferred Stock.

(4)	Long-term notes and bonds payable were valued using a discounted cash flow model. The Series A Term Preferred Stock was valued based on its closing stock price as of March 31, 2020.

(5)	Valued at the security's liquidation value.

(6)	Includes 21,346,458 shares of common stock and 288,303 OP Units held by non-controlling OP Unitholders.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-K, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption “Risk Factors” within the Company's Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 19, 2020, and certain other documents filed with the SEC from time to time.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893